Exhibit 99.1

Contact:

Timothy Baker	Scott Solomon
Chief Financial Officer	Senior Vice President
Cynosure, Inc.	Sharon Merrill Associates
(978) 256-4200	(617) 542-5300
tbaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Net Income of $6.3 Million on Record Sales of

$110.3 Million for the Second Quarter of 2016

Second-Quarter 2016 Highlights:

•	North American product revenue up 46 percent to $59.5 million

•	International revenue up 8 percent to $31.1 million

•	Launched direct-to-consumer marketing for SculpSure®

•	GAAP gross margin up 240 basis points to 59.0 percent; Non-GAAP gross margin up 190 basis points to 60.3 percent

•	GAAP earnings of $0.27 per diluted share; Non-GAAP earnings of $0.36 per diluted share

•	Net cash from operating activities of $16.3 million

Westford, MA – July 26, 2016 – Cynosure, Inc. (NASDAQ: CYNO) today reported second-quarter 2016 net income of $6.3 million, or $0.27 per diluted share, an increase of 18.3 percent compared with $5.4 million, or $0.24 per diluted share, for the same period of 2015. On a non-GAAP basis, excluding non-cash unrealized foreign exchange measurement gains and losses and amortization of intangibles, second-quarter net income was $8.6 million, or $0.36 per diluted share, compared with $6.7 million, or $0.30 per diluted share, for the prior-year period. Revenue for the three months ended June 30, 2016 increased 32 percent to a record $110.3 million, compared with $83.7 million in the second quarter of 2015.

Operating income for the 2016 second quarter was $10.5 million, compared with second-quarter 2015 operating income of $7.6 million. On a non-GAAP basis, excluding amortization of intangibles, income from operations for the second quarter of 2016 was $12.6 million, compared with $9.9 million for the prior-year period.

“Our second-quarter performance demonstrates the strong momentum throughout our direct sales distribution network,” said President and CEO Michael Davin. “Product revenue in North America increased 46 percent in the second quarter to $59.5 million, reflecting the full U.S. rollout of SculpSure for non-invasive fat reduction earlier this year, as well as significant contributions from our MonaLisa Touch®, PicoSure® and ICON™ products. On the international front, our Asia Pacific subsidiaries saw a 46 percent increase in product revenue, propelled by the late 2015 regulatory approvals of PicoSure in China and SculpSure in Australia. Product revenue from our direct subsidiaries in Europe was up 6 percent year-over-year.

“We delivered solid operational results, as our gross margin increased more than 2 percentage points and we generated cash from operations of $16.3 million, bringing our cash and investments balance at the end of the quarter to $210.3 million,” Davin said. “At the same time, we continued to invest in the business, launching a highly targeted direct-to-consumer marketing campaign for SculpSure that is attracting new customers and patients to the Cynosure brand. In the R&D area, through ongoing clinical initiatives, we are investing to expand our products for new aesthetic indications and treatment areas.”

Second-Quarter 2016 Financial Results

Revenue was $110.3 million for the second quarter of 2016, an increase of 32 percent from the prior-year period. Product revenue in North America grew 46 percent year-over-year to $59.5 million. International product revenue was $31.1 million, an increase of 8 percent over the year-earlier period. Parts, service and disposables revenue increased 47 percent year-over-year to $19.6 million, primarily reflecting sales of disposable PAC (Patented Applicator for Contouring) keys associated with SculpSure.

Gross margin for the second quarter of 2016 was $65.1 million, or 59.0 percent of revenue, compared with $47.4 million, or 56.6 percent of revenue, for the same period in 2015. On a non-GAAP basis, excluding non-cash charges related to the amortization of intangibles, gross margin for the second quarter of 2016 increased to $66.5 million, or 60.3 percent of revenue, compared with $48.9 million, or 58.4 percent of revenue, in the prior-year period.

Total operating expenses for the second quarter of 2016 increased 37.4 percent to $54.6 million from $39.7 million in the same period in 2015, primarily reflecting the SculpSure launch. Sales and marketing expenses for the second quarter of 2016 were $38.6 million, or 35.0 percent of total revenue, compared with sales and marketing expenses of $26.4 million, or 31.6 percent of total revenue, for the second quarter of 2015. The year-over-year increase reflects the addition of sales, clinical support and marketing personnel, as well as additional marketing investments associated with the SculpSure launch.

Recent Highlights

•	Cynosure obtained U.S. Food and Drug Administration 510(k) clearance to market a new Laser Delivery System for PicoSure, the world’s first aesthetic picosecond laser. Together with the FDA cleared 532 nm and 755 nm wavelengths, Cynosure’s new 1064 nm Laser Delivery System improves the multi-wavelength laser technology for removing the full color spectrum of tattoo inks in fewer treatments.

•	Cynosure received a medical device license issued by Health Canada to market SculpSure for non-invasive lipolysis of the abdomen and flanks. This operational milestone continues to broaden SculpSure’s availability to new geographic regions.

Business Outlook

“Looking ahead, we expect to successfully execute our growth strategy through targeted marketing, clinical and regulatory initiatives,” Davin said. “We begin the second half of 2016 with strong momentum, and we are well positioned to continue to deliver value for all of our stakeholders.”

Second-Quarter 2016 Financial Results Conference Call

In conjunction with the announcement of its second-quarter financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived for one year on the Company’s website.

About Cynosure, Inc.

Cynosure develops, manufactures, and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, reduce fat through non-invasive and minimally invasive laser lipolysis, reduce cellulite, clear nails infected by toe fungus, ablate sweat glands and improve gynecological health. Cynosure also markets radiofrequency energy-sourced medical devices for precision surgical applications such as facial plastic and general surgery, gynecology, ear, nose, and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd:YAG, picosecond, pulse dye, Q-switched lasers, intense pulsed light and radiofrequency technology. Cynosure sells its products globally under the Cynosure, Palomar, ConBio and Ellman brand names through a direct sales force in the United States, Canada,

France, Morocco, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 120 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including Cynosure’s expectations with respect to timing and success of product launches and expansions, regulatory clearances and international registrations, as well as other statements containing the words, “believes,” “looks forward,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flow from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, including the MonaLisa Touch and SculpSure products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors described in Item 1A of Part II (Risk Factors) of our Quarterly Report on Form 10-Q for the three months ended March 31, 2016. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$110,343	$83,694	$205,007	$158,606
Cost of revenues	45,286	36,338	84,530	68,477

Gross profit	65,057	47,356	120,477	90,129
Operating expenses
Selling and marketing	38,574	26,426	74,165	52,122
Research and development	6,965	5,251	14,078	11,209
Amortization of intangible assets acquired	684	736	1,373	1,472
General and administrative	8,334	7,302	15,910	15,632

Total operating expenses	54,557	39,715	105,526	80,435
Income from operations	10,500	7,641	14,951	9,694

Interest expense, net	(392)	(430)	(804)	(832)
Other (expense) income, net	(277)	484	383	(1,179)

Income before income taxes	9,831	7,695	14,530	7,683
Income tax provision	3,491	2,337	5,343	2,333

Net income	$6,340	$5,358	$9,187	$5,350

Diluted net income per share	$0.27	$0.24	$0.39	$0.24

Diluted weighted average shares outstanding	23,721	22,615	23,437	22,369

Basic net income per share	$0.27	$0.24	$0.40	$0.24

Basic weighted average shares outstanding	23,310	22,246	23,023	21,957

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$126,276	$108,587
Short-term investments and related financial instruments	44,136	35,412
Accounts receivable, net	40,591	42,012
Inventories	83,567	79,768
Prepaid expenses and other current assets	22,883	21,356

Total current assets	317,453	287,135
Property and equipment, net	45,285	39,706
Long-term marketable securities	39,882	38,761
Goodwill and intangibles, net	145,842	150,124
Deferred tax asset, noncurrent	15,778	17,882
Other noncurrent assets	1,084	1,002

Total assets	$565,324	$534,610

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$72,597	$79,501
Deferred revenue	26,473	24,803
Capital lease obligations	960	741

Total current liabilities	100,030	105,045
Capital lease obligations, net of current portion	17,145	17,372
Deferred revenue, net of current portion	1,343	903
Other long-term liabilities	6,504	6,888
Total stockholders’ equity	440,302	404,402

Total liabilities and stockholders’ equity	$565,324	$534,610

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP diluted net income per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisitions and amortization of intangible assets acquired, as well as unrealized foreign exchange gains or losses for the three and six months ended June 30, 2016 and 2015. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs, amortization and foreign exchange costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gross profit	$65,057	$47,356	$120,477	$90,129

Non-GAAP adjustments to gross profit:
Costs associated with amortization	1,451	1,554	2,913	3,107

Total Non-GAAP adjustments to gross profit	1,451	1,554	2,913	3,107

Non-GAAP Gross profit dollars	$66,508	$48,910	$123,390	$93,236

Non-GAAP Gross profit percentage	60.3%	58.4%	60.2%	58.8%

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Income from operations	$10,500	$7,641	$14,951	$9,694

Non-GAAP adjustments to income from operations:
Costs associated with acquisitions and amortization	2,134	2,290	4,286	5,336

Total Non-GAAP adjustments to income from operations	2,134	2,290	4,286	5,336

Non-GAAP Income from operations	$12,634	$9,931	$19,237	$15,030

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$6,340	$5,358	$9,187	$5,350

Non-GAAP adjustments to net income:
Costs associated with acquisitions and amortization	2,134	2,290	4,286	5,336
Unrealized foreign exchange loss (gain)	287	(429)	(433)	1,246
Income tax effect of Non-GAAP adjustments	(185)	(530)	(172)	(1,946)

Total Non-GAAP adjustments to net income	2,236	1,331	3,681	4,636

Non-GAAP net income	$8,576	$6,689	$12,868	$9,986

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Diluted net income per share	$0.27	$0.24	$0.39	$0.24

Costs associated with acquisitions and amortization	0.09	0.10	0.18	0.24
Unrealized foreign exchange loss (gain)	0.01	(0.02)	(0.02)	0.06
Income tax effect of Non-GAAP adjustments	(0.01)	(0.02)	0.00	(0.09)

Total Non-GAAP adjustments to net income	0.09	0.06	0.16	0.21

Non-GAAP diluted net income per share	$0.36	$0.30	$0.55	$0.45

Weighted average shares used to compute GAAP diluted net income per share	23,721	22,615	23,437	22,369

Weighted average shares used to compute Non-GAAP diluted net income per share	23,721	22,615	23,437	22,369